EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

     The Company and its subsidiaries as of September 29, 1995, are as follows:

                                        STATE OF       PERCENTAGE OF VOTING
         NAME OF COMPANY             INCORPORATION       SECURITIES OWNED

Mississippi Phosphates Corporation     Delaware                100%
Mississippi Potash, Inc.               Mississippi             100%
NSI Land Corporation                   Delaware                100%
Farmland MissChem Limited              Trinidad                 50%